Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg,
Tysons Corner, Virginia		Chairman, Chief Executive Officer
April 18, 2013		or
Mark A. Wendel,
EVP, Chief Financial Officer
703-584-3400

CARDINAL ANNOUNCES FIRST QUARTER EARNINGS;

INCREASES QUARTERLY DIVIDEND

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) today announced quarterly earnings of $7.2 million, or $0.23 per diluted share, for the period ended March 31, 2013.  This compares to earnings of $7.7 million, or $0.26 per diluted share, for the first quarter of last year.

Selected Highlights

•                  Commercial banking segment pretax earnings before loan loss provision increased 31% to $13.1 million from $10.1 million for the year ago quarter.

•                  Asset quality remains excellent.  Nonperforming loans decreased to 0.20% of total assets, and the Company had net loan loss recoveries of 0.07% of average loans outstanding.  The Company had $0 real estate owned at March 31, 2013, and $5.6 million of non-accruing loans.

•                  Mortgage loan applications remained at near record levels of approximately $1.5 billion for the current quarter although refinance volume dropped to an average of 47% of total applications from an average of 67% for the previous quarter.

•                  The Company increased its quarterly dividend by $0.01 to $0.06 per share.

•                  Loans held for investment grew 7.4% to $1.78 billion at March 31, 2013, from $1.66 billion at March 31, 2012.

•                  Total deposits grew to $2.09 billion, an increase of 12% compared to March 31, 2012.  Demand deposit account balances increased 19% year over year.

•                  At March 31, 2013, total assets of the Company were approximately $2.82 billion, an increase of 8% from total assets of $2.61 billion at March 31, 2012.

•                  All capital ratios exceed the requirements of banking regulators to be considered well-capitalized.  Tangible common equity capital (TCE) as a percentage of total assets was 10.35% at March 31, 2013.

Commercial Banking Segment Income Review

For the current quarter ended March 31, 2013, pre-tax pre-provision income for the commercial banking segment increased 31% to $13.1 million from $10.1 million for the year ago quarter.  Net interest income for the current quarter was $22.4 million versus $21.3 million for the year ago quarter and $23.9 million for the previous quarter ended December 31, 2012. Compared to the previous quarter, the Company’s tax equivalent net interest margin decreased to 3.35% from 3.57%.  This decline resulted from a temporary average balance increase of $96 million in lower yield short term investments.  Comparing the current quarter to the fourth quarter of 2012, the average balance of loans held for sale decreased $131 million and loans held for investment balances increased $37 million.  The resulting increase in short term investments led to a linked quarter decrease of the average yield on earning assets from 4.42% to 4.18%, while the average costs of interest-bearing liabilities remained at 1.08%.  If the temporary average short term investment position was invested in loans held for sale, the margin would have been consistent with the previous quarter at 3.57%.

The allowance for loan losses remained at 1.52% of loans outstanding at March 31, 2013. The Company’s nonperforming assets decreased to 0.20% of total assets at March 31, 2013 compared to 0.25% at December 31, 2012 and 0.62% at March 31, 2012.  For the current quarter, there was a net recovery of previously charged off loans equal to 0.07% of average loans outstanding, compared to net charge offs of 0.35% for the previous quarter and 0.63% for the year ago quarter.  The improving credit metrics resulted in a negative provision for loan losses of $542,000 for the current quarter versus a provision for loan losses of $1.6 million for the first quarter of last year.

Non-interest income was $794,000 for the current quarter compared to $336,000 for the year ago quarter ended March 31, 2012, which included a loss of $473,000 on the sale of real estate owned.  Deposit fees increased $57,000 or 13% from the year ago quarter.

Non-interest expense was $10.1 million for the current quarter, compared to $11.6 million for the year ago quarter ended March 31, 2012.  Although the Company added 2 new commercial lenders during the most recent quarter and five new commercial lenders over the past year, expenses decreased due to a reduction in incentive compensation, lower marketing costs and overall expense controls.

Mortgage Banking Segment Income Review

For the current quarter ended March 31, 2013, noninterest income for the mortgage banking segment was $7.1 million versus $8.6 million in the same prior year quarter and $10.9 million for the last quarter of 2012.  Net gains from mortgage banking activities were $6.3 million for the most recent quarter versus $6.9 million for the year ago quarter and $8.8 million for the last quarter of 2012. The decrease in net gains from mortgage banking activities is mainly due to changes in unrealized gains associated with the fair market value of locked commitments and closed loans held for sale.  For the current quarter, the unrealized gain decreased $4.7 million. For the year ago quarter, there was a $1.8 million increase in unrealized gains.  Before the change in fair value, net gains from mortgage banking activities were $11.0 million for the current quarter versus $5.1 million for the year ago quarter, and adjusted mortgage banking net income was $1.9 million and $1.4 million, respectively.

The Company’s mortgage subsidiary, George Mason, accepted loan applications totaling $1.48 billion during the first quarter of 2013.  Although the average percentage of refinance applications has decreased during the quarter to 47% from 67% last quarter and from 60% for the year ago quarter, the current volume compares favorably to applications of $1.41 billion for the fourth quarter of 2012 and $1.05 billion a year ago. As expected, production has been maintained as new mortgage loan officers have been hired that have a history of success with “purchase money” mortgage lending.

Managed mortgage company affiliate fee income decreased $711,000 when compared to the year ago quarter, a result of the discontinuation of two managed company relationships.

For the current quarter, non-interest expense increased to $9.2 million compared to $4.9 million for the quarter ended March 31, 2012. The increase in non-interest expense is attributable to the continued expansion of the Company’s mortgage operations.  Specifically, the mortgage banking segment currently has 173 loan officers, up from 116 officers a year ago and up from 160 at the end of last quarter.  The Company now has 17 mortgage banking offices.  Variable expenses that correlate to production represent approximately 66% of the total expenses.

Review of Balance Sheet

At March 31, 2013, total assets of the Company grew $210 million to $2.82 billion, an increase of 8% from total assets of $2.61 billion at March 31, 2012. Loans held for investment grew 7% to $1.78 billion at March 31, 2013, from $1.66 billion at March 31, 2012.  During this period, the Bank’s investment portfolio decreased to $271 million compared to $299 million a year ago. Loans held for sale increased to $535 million compared to $501 million at March 31, 2012.  At December 31, 2012, total assets were $3.04 billion.  The current quarter decrease is the result of a $251 million decline in mortgage loans held for sale compared to year end.  The loans held for investment portfolio also declined by $20 million, primarily a result of payoff activity within the residential mortgage portfolio.

The Bank’s asset growth was funded by a 12% increase in deposits, which increased $227 million and totaled $2.09 billion at March 31, 2013 compared to $1.86 billion a year earlier.  Demand deposit account balances increased 19% year over year, or approximately $58 million, reflecting the Bank’s continued focus on generating core deposits.  The remaining growth was primarily a result of our high yield checking campaign.

Dividend Announcement

The Company today also announced that its Board of Directors has declared another increase of $0.01 to its quarterly cash dividend.  A dividend of $0.06 per share will be paid on May 17, 2013 to shareholders of record as of the close of business on May 2, 2013.

MANAGEMENT COMMENTS

Bernard H. Clineburg, Chairman and Chief Executive Officer of the Company, said:

“Overall our results are as expected; solid earnings growth in the commercial banking segment, ongoing pristine credit quality metrics and continued growth in purchase money mortgage loan production.  We also continue our investment in de novo bank expansion into Montgomery County, Maryland with a Rockville banking center expected to open in fourth quarter of this year and the addition of our third commercial banker to serve the Maryland market. Moving forward, our Company will continue to concentrate on gaining market share in all of our markets and increasing franchise value for shareholders.

Although accounting rules can make mortgage banking earnings volatile, we use a broader, longer term approach in evaluating the progress of this business.  Regardless of revenue timing, the profitability of each loan originated and sold is unchanged.  Therefore, we discount the impact of changes to unrealized gains on quarterly income, and we focus on production trends, sales margins and the variable versus fixed components of the expense structure.  By evaluating these metrics, we continue in our belief that we have the premier mortgage banking operation in the metropolitan Washington DC market.  We have grown this segment considerably over the past year, and production volumes have been maintained as we continued to add seasoned, proven performers that have survived several business cycles. We firmly believe, even if refinance transactions slow down in 2013 as many expect, George Mason Mortgage will remain a highly profitable component of our business, and it will continue to make a significant contribution to our Company’s overall performance.

We remain committed to building and maintaining a strong financial services company for our employees, clients, shareholders and the communities we serve.  The announcement of an increase to our dividend is a testament to the board of director’s and management’s belief in the fundamentals of our earnings and growth prospects for the Company.  We are also proud to announce our inclusion in the Keefe, Bruyette & Woods “Bank Honor Roll”, a distinction for banks achieving positive earnings per share growth trends over the last decade, with no annual losses, regardless of the economic environment.”

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance, credit quality and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed with and furnished to the Securities and Exchange Commission.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $2.82 billion at March 31, 2013, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 27 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, and Cardinal First Mortgage, LLC, residential mortgage lending companies based in Fairfax, with 17 offices throughout the Washington Metropolitan region; Cardinal Trust and Investment Services, a trust division; Cardinal Wealth Services, Inc., a full-service brokerage company; and Wilson/Bennett Capital Management, Inc., an asset management company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.

Cardinal Financial Corporation and Subsidiaries

Summary Statements of Condition

(Dollars in thousands)

				% Change
	March 31, 2013	December 31, 2012	March 31, 2012	Current Year	Year Over Year
	(Unaudited)		(Unaudited)
Cash and due from banks	$13,451	$17,552	$17,055	-23.4%	-21.1%
Federal funds sold	125,612	49,588	32,964	153.3%	281.1%

Investment securities available-for-sale	256,900	271,903	284,198	-5.5%	-9.6%
Investment securities held-to-maturity	10,790	11,366	12,561	-5.1%	-14.1%
Investment securities — trading	3,299	3,151	2,725	4.7%	21.1%
Total investment securities	270,989	286,420	299,484	-5.4%	-9.5%

Other investments	14,048	14,302	17,910	-1.8%	-21.6%
Loans held for sale	534,706	785,751	501,215	-31.9%	6.7%

Loans receivable, net of fees	1,782,916	1,803,429	1,660,271	-1.1%	7.4%
Allowance for loan losses	(27,165)	(27,400)	(25,223)	-0.9%	7.7%
Loans receivable, net	1,755,751	1,776,029	1,635,048	-1.1%	7.4%

Premises and equipment, net	19,348	19,192	18,190	0.8%	6.4%
Goodwill and intangibles, net	10,243	10,292	10,441	-0.5%	-1.9%
Bank-owned life insurance	31,743	31,652	35,326	0.3%	-10.1%
Prepaid FDIC insurance premiums	1,875	2,165	3,061	-13.4%	-38.7%
Other real estate owned	—	—	2,500	0.0%	-100.0%
Other assets	40,466	46,244	35,472	-12.5%	14.1%

TOTAL ASSETS	$2,818,232	$3,039,187	$2,608,666	-7.3%	8.0%

Non-interest bearing deposits	$361,932	$351,815	$303,685	2.9%	19.2%
Interest bearing deposits	1,727,086	1,891,943	1,557,862	-8.7%	10.9%
Total deposits	2,089,018	2,243,758	1,861,547	-6.9%	12.2%

Other borrowed funds	332,353	392,275	408,439	-15.3%	-18.6%
Mortgage funding checks	45,329	51,679	37,425	-12.3%	21.1%
Escrow liabilities	6,353	4,629	6,298	37.2%	0.9%
Other liabilities	31,559	38,780	29,299	-18.6%	7.7%

Shareholders’ equity	313,620	308,066	265,658	1.8%	18.1%

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,818,232	$3,039,187	$2,608,666	-7.3%	8.0%

Cardinal Financial Corporation and Subsidiaries

Summary Income Statements

(Dollars in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31
	2013	2012	% Change

Net interest income	$22,601	$21,738	3.97%
Provision for loan losses	457	(1,898)	-124.08%
Net interest income after provision for loan losses	23,058	19,840	16.22%

Service charges on deposit accounts	502	445	12.81%
Loan fees	219	376	-41.76%
Title insurance & other income	399	466	-14.38%
Investment fee income	547	613	-10.77%
Net gains from mortgage banking activities	6,327	6,881	-8.05%
Management fee income	298	1,009	-70.47%
Income from bank owned life insurance	92	172	-46.51%
Net realized gains on investment securities	38	187	-79.68%
Gain (loss) on sale of real estate	30	(473)	-106.34%
Other non-interest income (loss)	22	6	266.67%
Total non-interest income	8,474	9,682	-12.48%

Net interest income and non-interest income	31,532	29,522	6.81%

Salaries and benefits	9,986	9,512	4.98%
Occupancy	2,081	1,709	21.77%
Depreciation	745	602	23.75%
Data processing & communications	1,128	1,167	-3.34%
Professional fees	1,316	739	78.08%
FDIC insurance assessment	331	327	1.22%
Mortgage loan repurchases and settlements	62	115	-46.09%
Other operating expense	5,033	3,910	28.72%
Total non-interest expense	20,682	18,081	14.39%
Income before income taxes	10,850	11,441	-5.17%
Provision for income taxes	3,670	3,788	-3.12%
NET INCOME	$7,180	$7,653	-6.18%

Earnings per common share - basic	$0.23	$0.26	-9.39%

Earnings per common share - diluted	$0.23	$0.26	-9.28%

Weighted-average common shares outstanding - basic	30,634,092	29,586,073	3.54%

Weighted-average common shares outstanding - diluted	31,019,110	29,993,169	3.42%

Cardinal Financial Corporation and Subsidiaries

Selected Financial Information

(Dollars in thousands, except per share data and ratios)

(Unaudited)

	For the Three Months Ended March 31
	2013	2012
Performance Ratios:
Return on average assets	1.01%	1.23%
Return on average equity	9.12%	11.54%
Net interest margin (1)	3.35%	3.71%
Efficiency ratio (2)	66.56%	57.55%
Non-interest income to average assets	1.19%	1.56%
Non-interest expense to average assets	2.91%	2.91%

Mortgage Banking Select Data:
$ of loan applications - George Mason Mortgage	$1,483,300	$1,050,000
$ of loan applications - Managed Mortgage Company Affiliates	546,600	775,000
Total	2,029,900	1,825,000

Refi % of loan applications - George Mason Mortgage	48%	61%
Refi % of loans applications- Managed Mortgage Company Affiliates	46%	58%
Total	47%	60%

$ of loans closed - George Mason Mortgage	$1,083,217	$748,047
$ of loans closed - Managed Mortgage Company Affiliates	425,687	663,535
Total	1,508,904	1,411,582

# of loans closed - George Mason Mortgage	3,234	2,193
# of loans closed - Managed Mortgage Company Affiliates	1,121	1,767
Total	4,355	3,960

$ of loans sold - George Mason Mortgage	$1,245,510	$747,122
$ of loans sold - Managed Mortgage Company Affiliates	504,600	664,500
Total	1,750,110	1,411,622

$ of locked commitments - George Mason Mortgage	$1,174,308	$832,205
$ locked commitments at period end - George Mason Mortgage	$572,794	$294,646
$ of loans held for sale at period end - George Mason Mortgage	$370,623	$274,913
Realized gain on sales as a % of loan sold (3)	2.12%	1.90%
Net realized gains as a % of realized gains (Gain on sale margin) (4)	41.81%	35.87%

Asset Quality Data:
Net charge-offs to average loans receivable, net of fees	-0.07%	0.63%
Total nonaccrual loans	$5,606	$13,723
Real estate owned	$—	$2,500
Nonperforming loans to loans receivable, net of fees	0.31%	0.83%
Nonperforming loans to total assets	0.20%	0.53%
Nonperforming assets to total assets	0.20%	0.62%
Total loans receivable past due 30 to 89 days	$2,943	$1,592
Total loans receivable past due 90 days or more	$—	$—
Allowance for loan losses to loans receivable, net of fees	1.52%	1.52%
Allowance for loan losses to nonperforming loans	484.57%	183.80%

Capital Ratios:
Tier 1 risk-based capital	12.70%	11.71%
Total risk-based capital	13.83%	12.87%
Leverage capital ratio	10.83%	10.46%
Book value per common share	$10.36	$9.10
Tangible book value per common share (5)	$10.03	$8.74
Common shares outstanding	30,262	29,203

(1) Net interest margin is calculated as net interest income divided by total average earning assets and reported on a tax equivalent basis at a rate of 35% for 2013 and 2012.

(2) Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income.

(3) Realized gains are those gains recognized on the date the loan is sold and do not include the unrealized gains recognized at the loan commitment date.

(4) Net realized gains are gains net of loan origination expense recognized on the date the loan is sold and do not include the unrealized gains recognized at the loan commitment date.

(5) Tangible book value is calculated as total shareholders’ equity less goodwill and other intangible assets, divided by common shares outstanding.

Cardinal Financial Corporation and Subsidiaries

Mortgage Revenue Recognition Impact of SAB 109 (Written Loan Commitments Recorded at Fair Value Through Earnings)

For the Three Months and Years Ended December 31, 2012 and 2011

(Dollars in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31
	2013	2012	% Change
Net Gains from Mortgage Banking Activities:
As Reported
Fair Value of LCs / Unrealized Gains Recognized @ LC date **(see note below)	$21,686	$15,990	35.62%
Loan origination expenses recognized @ Loan Sale Date	15,359	9,109	68.62%
Reported Net Gains from Mortgage Banking Activities	6,327	6,881	-8.06%

As Adjusted
Realized Gains Recognized @ Loan Sale Date	26,393	14,203	85.82%
Loan origination expenses recognized @ Loan Sale Date	15,359	9,109	68.62%
Adjusted Net Gains from Mortgage Banking Activities	11,033	5,095	116.57%

Impact of SAB 109 on Net Gains from Mortgage Banking Activities:
Increase/(Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB 109	$(4,707)	$1,787	-363.44%

Net Income Reconciliation;
Reported Net Income	$7,180	$7,653	-6.18%
Aftertax Net Increase / (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB109	(3,036)	1,152	-363.44%
Adjusted Net Income Before Increase / (Decrease) in Unrealized Gain on Mortgage Banking Activities	$10,216	$6,501	57.15%

Earnings per Share (EPS) Reconciliation:
Reported Net Income	$0.23	$0.26	-9.29%
Aftertax Net Increase / (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB109	(0.10)	0.04	-354.71%
Adjusted Net Income Before Increase / (Decrease) in Unrealized Gain on Mortgage Banking Activities	$0.33	$0.22	51.94%

Performance Ratios (adjusted for change in unrealized mortgage banking gains:
Return on average assets	1.44%	1.05%
Return on average equity	12.97%	9.80%
Efficiency ratio	57.80%	61.02%
Non-interest income to average assets	1.85%	1.27%

**

Per the accounting guidance set forth by SEC Staff Accounting Bulleting (SAB) #109 regarding mortgage lending activities, the fair value of a “locked” commitment, or an unrealized gain, is recognized in income on the day of the locked commitment (LC).  As a result of this revenue recognition, the unrealized gains then become part of the basis of the ensuing loan held for sale (LHFS) when the loan is closed. When the loan is sold to investors, the “price” received is equal to the basis of the loan held for sale, and there is no gain or loss recognized. At any point in time (e.g. quarter end) the fair value of the LCs and the premium to the par value of LHFS represent unrealized gains that have been recognized in income, either in the current period or prior periods.  This accounting creates a mismatch between the income recognition on loan production and expense recognition for those same loans, which is discussed below.

In accordance with accounting rules (formally FAS 91), direct (e.g. commissions) and indirect loan expenses associated with originating, underwriting and closing loans are deferred and amortized over the life of the loan.  In mortgage banking, this results in the mentioned expenses being recognized at the time of investor purchase of the loan (i.e. loan sale date) which often occurs in the quarter subsequent to the original LC and creates a mismatch in the timing of the revenue and expense.  These expenses are “netted” from the gain on sale from mortgage banking activities, which is included in non-interest income.

Cardinal Financial Corporation and Subsidiaries

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

Three Months Ended March 31, 2013, December 31, 2012  and March 31, 2012

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2013		December 31, 2012		March 31, 2012
	Average Balance	Average Yield	Average Balance	Average Yield	Average Balance	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial and industrial	$218,584	4.00%	$219,526	4.12%	$248,835	4.22%
Real estate - commercial	825,509	4.91%	768,493	5.27%	737,218	5.53%
Real estate - construction	374,301	5.12%	374,103	5.20%	304,367	5.23%
Real estate - residential	234,630	4.60%	251,303	4.68%	216,572	5.06%
Home equity lines	116,539	3.72%	118,764	3.73%	121,269	3.71%
Consumer	3,725	5.14%	4,183	4.75%	3,054	5.07%
Total loans	1,773,288	4.74%	1,736,372	4.92%	1,631,315	5.08%

Loans held for sale	496,038	3.67%	626,814	3.72%	397,567	4.06%
Investment securities - available-for-sale (1)	244,297	4.30%	257,320	4.29%	270,268	4.43%
Investment securities - held-to-maturity	11,121	2.01%	11,577	2.35%	12,765	2.64%
Other investments	13,539	6.88%	13,567	2.54%	16,456	1.19%
Federal funds sold	185,174	0.25%	88,705	0.29%	38,436	0.22%
Total interest-earning assets	2,723,457	4.18%	2,734,355	4.42%	2,366,807	4.71%

Non-interest earning assets:
Cash and due from banks	14,166		18,742		16,752
Premises and equipment, net	19,425		19,279		18,260
Goodwill and intangibles, net	10,267		10,316		10,472
Accrued interest and other assets	106,841		122,100		99,281
Allowance for loan losses	(27,384)		(27,150)		(27,063)

TOTAL ASSETS	$2,846,772		$2,877,642		$2,484,509

Interest-bearing liabilities:
Interest checking	$345,087	0.63%	$331,008	0.66%	$183,179	0.64%
Money markets	277,927	0.30%	376,575	0.31%	183,342	0.41%
Statement savings	209,820	0.27%	215,239	0.26%	217,699	0.36%
Certificates of deposit	992,907	1.03%	903,887	1.11%	967,728	1.19%
Total interest-bearing deposits	1,825,741	0.76%	1,826,709	0.77%	1,551,948	0.92%

Other borrowed funds	287,645	3.08%	317,910	2.83%	342,475	2.79%
Total interest-bearing liabilities	2,113,386	1.08%	2,144,619	1.08%	1,894,423	1.26%

Non-interest bearing liabilities:
Non-interest bearing deposits	377,518		372,969		291,659
Other liabilities	40,925		57,348		33,059

Shareholders’ equity	314,943		302,706		265,368

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,846,772		$2,877,642		$2,484,509

NET INTEREST MARGIN (1)		3.35%		3.57%		3.71%

(1) The average yields for loans receivable and investment securities available-for-sale are reported on a fully taxable-equivalent basis at a rate of 35% for 2013 and 2012.

Cardinal Financial Corporation and Subsidiaries

Segment Reporting

(Dollars in thousands)

(Unaudited)

			Wealth
	Commercial	Mortgage	Management &		Intersegment
	Banking	Banking	Trust Services	Other	Elimination	Consolidated
At and for the Three Months Ended March 31, 2013:
Net interest income	$22,397	$398	$—	$(194)	$—	$22,601
Non-interest income	794	7,101	547	42	(10)	8,474
Non-interest expense	10,052	9,201	677	762	(10)	20,682
Net income (loss) before provision and taxes	13,139	(1,702)	(130)	(914)	—	10,393
Provision for loan losses	(542)	85	—	—	—	(457)
Provision for income taxes	4,599	(641)	(43)	(245)	—	3,670
Net income (loss)	$9,082	$(1,146)	$(87)	$(669)	$—	$7,180

Aftertax Net Increase (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB 109 *	—	3,036	—	—	—	3,036
Adjusted Net Income Before Increase (Decrease) in Unrealized Gains on Mortgage Banking Activities *	$9,082	$1,890	$(87)	$(669)	$—	$10,216

Average Assets	$2,840,355	$498,024	$2,528	$331,480	$(825,615)	$2,846,772

At and for the Three Months Ended March 31, 2012:
Net interest income	$21,300	$647	$—	$(209)	$—	$21,738
Non-interest income	336	8,550	613	192	(9)	9,682
Non-interest expense	11,575	4,909	657	949	(9)	18,081
Net income (loss) before provision and taxes	10,061	4,288	(44)	(966)	—	13,339
Provision for loan losses	1,640	258	—	—	—	1,898
Provision for income taxes	2,701	1,441	(16)	(338)	—	3,788
Net income (loss)	$5,720	$2,589	$(28)	$(628)	$—	$7,653
Aftertax Net Increase (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB 109 *	—	(1,152)	—	—	—	(1,152)
Adjusted Net Income Before Increase (Decrease) in Unrealized Gains on Mortgage Banking Activities *	$5,720	$1,437	$(28)	$(628)	$—	$6,501

Average Assets	$2,494,825	$395,325	$574	$283,073	$(689,288)	$2,484,509

Change year over year:
Net income (loss) before provision and taxes	30.59%	-139.69%	-195.45%	5.38%		-22.09%
Net income (loss)	58.78%	-144.26%	-210.71%	-6.53%		-6.18%
Adjusted Net Income Before Increase (Decrease) in Unrealized Gains on Mortgage Banking Activities *	58.78%	31.56%	-210.71%	-6.53%		57.15%

Average Assets	13.85%	25.98%	340.42%	17.10%		14.58%

* These are Non-GAAP numbers.  For a reconciliation of these numbers to our GAAP reported information please see “Mortgage Revenue Recognition Impact of SAB 109” above.